UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.       )
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EPIX Pharmaceuticals, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EPIX Pharmaceuticals
161 First Street
Cambridge, Massachusetts 02142
(617) 250-6000
Dear Fellow Stockholder:
We recently sent you a proxy statement and form of proxy in connection with our Annual Meeting of Stockholders scheduled for August 15, 2006.
Your vote at this year’s Annual Meeting is particularly important as the agenda includes proposals related to our merger with Predix Pharmaceutical Holdings, Inc.
You should know that Glass Lewis and Institutional Shareholder Services, two leading proxy advisory firms, have recommended that stockholders vote FOR all items on the agenda.
Please be aware that Proposal 2 to increase the authorized common stock and Proposal 3 to authorize a reverse stock split require the approval of a majority of all outstanding shares. Not voting your shares will have the same effect as a vote AGAINST the proposals and effectively, the merger. Your bank or broker cannot vote your shares with respect to these proposals without your instructions.
Regardless of the number of shares you own, it is important that they be represented at the Annual Meeting. Your vote matters to us. Even if you plan to attend the Annual Meeting, please vote your shares now so that your vote can be counted without delay.
Because of the importance of this vote, we will be contacting unvoted shareholders by both mail and telephone to ensure that their votes are received and tallied in time to be counted at the Annual Meeting.
Please sign, date and return the enclosed proxy card as soon as possible. You may also be able to vote by toll-free telephone call or over the Internet. Simply follow the instructions on the enclosed proxy card.
Thank you for your support.
Sincerely,
Andrew C.G. Uprichard, M.D.
President and Chief Operating Officer
EPIX Pharmaceuticals, Inc.

IMPORTANT
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